Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922
Genta Updates Progress of its Phase 3 Trial of Genasense® in Patients with Advanced Melanoma
AGENDA Trial Expected to Complete Accrual Early 2009
BERKELEY HEIGHTS, NJ — October 6, 2008 — Genta Incorporated (OTCBB: GNTA) announced the presentation of a progress update from the Company’s ongoing Phase 3 trial of Genasense® (oblimersen sodium) Injection, Genta’s lead oncology product, in patients with advanced melanoma. A pooled analysis of data from this study, which remains blinded, was compared with the Company’s previous data from a similarly designed randomized trial. The comparative analysis shows that to date AGENDA has enrolled patients with similar demographics, and also that the aggregate incidence of serious adverse events is comparable. The data were presented this past weekend by Dr. Agop Bedikian at an international symposium entitled Perspectives in Melanoma XII in The Hague, The Netherlands.
AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival.
To date, approximately 60% of the planned 300 patients have been accrued. Target accrual of 300 patients is expected to complete in the first quarter of 2009. Clinical characteristics of the first 150 patients accrued to AGENDA (not identified by treatment group) were shown to be similar to the biomarker-defined population that was accrued in the previous Phase 3 trial of Genasense, known as GM301. Moreover, the overall incidence of serious adverse events in AGENDA has been comparable to this population in the preceding trial.
“AGENDA is probably the most important Phase 3 trial currently open for patients with advanced melanoma, said Dr. Bedikian, Professor, Melanoma Medical Oncology, and Associate Clinical Medical Director, Melanoma/Skin Center at the M.D. Anderson Cancer Center, Houston, TX. “With enrollment winding to a close in the very near future, we are eagerly looking forward to our next study with Genasense that will use the newly designed short infusion schedule, and to the results from AGENDA that are expected in 2009.”
About AGENDA
AGENDA is a global Phase 3, randomized, double-blind trial in patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from an antecedent randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy (GM301). AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of those efficacy outcomes in GM301, which were observed in 274 patients, showed the following results:

			Hazard
Endpoint	Genasense/DTIC	DTIC	Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009
A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.
About Genasense
Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block a key pathway of chemotherapy-induced cell death (apoptosis). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same drug class as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company and any proposed settlement of such litigation; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
info@genta.com